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                            ASSET PURCHASE AGREEMENT

Exhibit 10.1-1

      ASSET PURCHASE AGREEMENT (the "Agreement") made and entered into effective as of the close of business October 31, 2000 by and among TEKGRAF, INC., a Georgia corporation ("Seller"), MICRO ENVIRONMENTS, L.L.C., a Georgia limited liability company ("Buyer"), and ANITA LTD., a corporation organized under the laws of the British Virgin Islands ("Anita"). Buyer, Anita and Seller are sometimes referred to herein collectively as the "Parties" and individually as a "Party", and Buyer and Anita are sometimes referred to herein as the Buyer Group.

                                    RECITALS

      WHEREAS, Anita is a party to that certain lawsuit captioned Tekgraf, Inc., a Georgia corporation, Plaintiff, v. Anita Ltd., Dan I. Bailey, Peter Goletz, Michelle L. Lightman, and John W. Parrillo, Defendants, pending in the Superior Court of Fulton County, Georgia, as Case No. 2000 CV 23746 (the "Lawsuit") relating to the exercise of dissenters rights by Anita and others; and

      WHEREAS, Seller, through its "Tekgraf Systems" division, is engaged in the business of the manufacture and sale of custom or "made to order" premium servers and network workstations (the "Business") at its 2979 Pacific Drive facility in Norcross, Georgia (the "Facility"); and

      WHEREAS, entering into this Agreement is in partial settlement of the Lawsuit with respect to certain shares of Class A Common Stock (which were formerly shares of Class B Common Stock), the fair value of which, among other things, is the subject of the Lawsuit; and

      WHEREAS, Anita is the majority shareholder of Buyer, and Seller desires to sell and Buyer desires to purchase substantially all of the operating assets used by Seller in the Business, and Buyer is willing to assume certain liabilities of Seller associated with the conduct of the Business; and

      NOW, THEREFORE, in consideration of the recitals, representations, warranties, conditions and covenants contained herein, the Buyer Group and Seller agree as follows:

1. PURCHASE AND SALE OF ASSETS

      1.1. Purchased Assets. On the terms and subject to the conditions and exceptions contained herein, Seller agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase at the Closing and on the Closing Date (as each such term is hereinafter defined), all of Seller's right, title and interest in and to the following assets and properties employed exclusively in the conduct of the Business (collectively, the "Purchased Assets"):

            1.1.1. Tangible Personal Property. The machinery and equipment, parts and accessories, data processing and graphics hardware and software, furniture, fixtures, computers, tools and other tangible personal property used in the conduct of the Business and located at the Facility (the "Tangible Personal Property").

            1.1.2. Inventory. All of Seller's inventory, finished goods, work-in-progress, raw materials and shipping supplies located at the Facility and used or held for use in the conduct of the Business as the same may exist as of the Closing Date (collectively, the "Inventory").

            1.1.3. Accounts Receivable. The trade and other accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occuring in the conduct of the Business existing as of the Closing Date (collectively, the "Accounts Receivable").

            1.1.4. Certain Proprietary Rights. The copyrights, data processing software, licenses, technology, trade secrets, know-how, customer lists, customer files, inventions, formulations and formulation records, and other proprietary information and rights (including all registrations and applications therefor), if any, and the goodwill associated therewith, listed on Schedule 1.1.4.

            1.1.5. Business Contracts. The oral and written contracts used or held for use in the conduct of the Business to which Sellers are a party and which are described on Schedule 1.1.5 (the "Business Contracts");

            1.1.6. Leases. The leases and subleases of real property and tangible personal property described in Schedule 1.1.6. as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property and, with respect to real property, the improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the "Leases");

            1.1.7. Licenses. To the extent their transfer is permitted under the terms thereof or under applicable laws, the licenses, permits, provider numbers, orders, franchises, registrations and approvals (including applications therefor) used in the conduct of the Business including, without limitation, those listed in Schedule 1.1.7 hereto (the "Business Licenses");

            1.1.8. Books and Records. All books and records located at the Facility and used in the conduct of the Business or otherwise relating to the Assets (the " Books and Records"); and

            1.1.9. Other Assets and Properties. All of the other assets and properties of the Sellers located at the Facility and used or useful in the conduct of the Business, excluding the Excluded Assets (the "Other Assets").

      1.2. Excluded Assets. Notwithstanding anything in Section 1.1 to the contrary, Seller shall not sell, transfer, assign or deliver to Buyer, and Buyer shall not purchase, the following assets (collectively, the "Excluded Assets"):

            1.2.1. Cash and Funds. Any of Seller's cash, petty cash, cash on deposit in banks or cash equivalents (classified as such in a manner consistent with past practice in connection with compilations on the Seller's financial statements), as of the Closing Date.


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            1.2.2. Prepaid Expenses. Any expenses of the Business which are unaccrued or not yet due, but which have been paid by Seller prior to the Closing.

            1.2.3. Accounting Software. The accounting software licensed and used by the Business (the "Accounting Software").

2. CONSIDERATION

      2.1. Purchase Price; Delivery. The purchase price for the Purchased Assets shall equal the Net Book Value (as defined below) of the Business, minus $35,000 (the "Purchase Price"). At Closing, the Buyer Group shall pay for the Purchased Assets by assumption of the Assumed Liabilities and shall relinquish in favor of Seller any and all right title and interest to 293,334 Dissenter's Shares (as defined below), together with a duly executed stock power endorsed in blank. The number of Dissenter's Shares as to which the Buyer Group shall relinquish its rights shall be adjusted in accordance with Section 2.2. As used in this Agreement, the "Dissenter's Shares" shall mean shares of Class A Common Stock of Seller (which prior to the January 21, 2000 special meeting of Seller's stockholders were shares of Class B Common Stock), together with any and all rights accorded to such shares by Article 13 of the Georgia Business Corporation Code, including but not limited to, any and all rights to receive fair value for such shares and interest thereon, and which among other things, are the subject of the Lawsuit.

      2.2 Share Adjustment. As soon as practicable after the Closing Date, but in no event later than the 15th calendar day after the Closing Date, Seller shall prepare, in a manner and on an accounting basis consistent with past practice of the Seller as set forth in the financial statement of the Business attached to Schedule 2.2, and deliver to Buyer a set of financial statements of the Business dated as of October 31, 2000 (the "Adjustment Date") and a statement (the "Closing Statement") showing the calculation of the Adjustment Amount as of the Adjustment Date. The "Adjustment Amount" shall equal (i) the net book value of the Business as of the Adjustment Date calculated in the manner set forth in the financial statement of the Business attached to Schedule
2.2 (the "Net Book Value"), minus (ii) $35,000. If Seller does not receive notice from Buyer disputing the Adjustment Amount within thirty (30) calendar days after Buyer's receipt of the Closing Statement, then the Closing Statement shall become final and binding on the Parties. If the Adjustment Amount is less than $880,000, Seller shall release to the Buyer, subject to the Lawsuit, Dissenter's Shares equal in value (based on a value of $3.00 per share) to the difference between $880,000 and the Adjustment Amount. If the Adjustment Amount is greater than $880,000, the Buyer shall promptly relinquish in favor of Seller additional Dissenter's Shares equal in value (based on a value of $3.00 per share) to the difference between the Adjustment Amount and $880,000.

      2.3 Disputes Regarding Adjustment Amount. If Buyer disagrees with the Closing Statement used to calculate the Adjustment Amount, Buyer shall notify Seller of such disagreement in writing specifying in detail the particulars of such disagreement within thirty (30) calendar days after Buyer's receipt of the Closing Statement. Buyer and Seller shall use reasonable efforts for a period of fifteen (15) calendar days after Buyer's delivery of such notice (or such longer period as Buyer and Seller may mutually agree upon) to resolve any disagreements raised by Buyer with respect to the Closing Statement. If, at the end of such


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period, Buyer and Seller do not resolve such disagreements, Buyer and Seller shall jointly select an independent accounting firm of recognized national standing to review the Closing Statement and resolve any remaining disagreements regarding the Adjustment Amount. In the event Buyer and Seller cannot agree upon an accounting firm, they shall choose the same by lot from those "Big 5" accounting firms having no material relationship to Buyer or Seller and their respective Affiliates and having offices in locations suitable to conduct such review. The determination by such independent accounting firm shall be final, binding and conclusive on the Parties and judgment may be entered thereon in a court of competent jurisdiction. Buyer and Seller shall use reasonable efforts to cause such independent accounting firm to make its determination within thirty (30) calendar days after accepting its selection. The fees and expenses of such independent accounting firm shall be borne by the non-prevailing Party.

      2.4 Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Buyer and Seller shall use their reasonable best efforts to reach an agreement regarding how the Purchase Price and the aggregate dollar amount of the Assumed Liabilities shall be allocated among the Purchased Assets for tax purposes. Upon having reached such an agreement, Buyer and Seller shall file all tax returns and statements, forms and schedules in connection therewith consistent with such allocation and shall take no position contrary thereto unless required by law.

3. ASSUMPTION OF LIABILITIES BY BUYER

      3.1. Assumed Liabilities. At the Closing, the Buyer shall assume and agree to perform and discharge, when and as due, all debts, obligations or liabilities of Seller related to the Business, whether accrued, absolute, contingent, unliquidated, or otherwise, whether known or unknown to Seller (the "Assumed Liabilities"). Buyer, jointly and severally, agrees to indemnify, defend and hold harmless Seller (and its directors, officers, employees, successors and assigns) from and against all claims, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorney's fees and disbursements) based upon, arising out of or otherwise in respect of the Assumed Liabilities.

      3.2. Excluded Liabilities. Except for the Assumed Liabilities, the Buyer Group shall not assume or in any way become liable for, any debts, obligations or liabilities of Seller or any of its affiliates (other than the Business), of any kind or nature, including without limitation, bank overdrafts, checks in process, intercompany payables or liabilities and any and all indebtedness payable to any banks or financial institutions, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, arising out of events, transactions or facts which have occurred on or prior to the Closing Date (collectively, the "Excluded Liabilities"). Seller agrees to pay, perform and discharge when due the Excluded Liabilities and to indemnify, defend and hold harmless Buyer Group (and its directors, officers, employees, successors and assigns) from and against all claims, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorney's fees and disbursements) based upon, arising out of or otherwise in respect of Seller's failure to so pay, perform and discharge the Excluded Liabilities.

4. CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall be consummated at the offices of Gardner, Carton & Douglas, 321 North Clark


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Street, Chicago, Illinois 60610-4795 at 10:00 a.m. on October 31, 2000, unless
Buyer and Seller shall otherwise mutually agree. The day of the Closing is sometimes referred to herein as the "Closing Date". The Closing shall be deemed effective as of the close of business on the Closing Date.

5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

      5.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and Seller possesses all requisite corporate power and authority to carry on the Business as presently conducted, and to own and operate the Business and the Purchased Assets.

      5.2. Qualification to Do Business. Seller is qualified to do business and is in good standing in every jurisdiction in which the nature of the Business, or the assets and properties owned or operated by it, makes such qualification necessary.

      5.3. Authorization; No Breach. The execution, delivery and performance of this Agreement and all of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the other documents and instruments to be delivered by Seller pursuant hereto constitute the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject as to enforcement to usual equitable principles and except as limited by bankruptcy, moratorium, insolvency or similar laws of general application affecting the enforcement of creditors' rights.

      5.4. Title to Properties. Except as set forth in Schedule 5.4, Seller has good and marketable title to all of the Purchased Assets, free and clear of all liens, claims, charges, set-offs, encumbrances or restrictions of every kind (a "Lien"). The documents of transfer to be executed and delivered by Seller at Closing will be sufficient to convey good and marketable title to the Purchased Assets to Buyer.

      5.5. No Violations; Consents and Approvals. Except as set forth on
Schedule 5.5, the execution and delivery by Seller of this Agreement, the Ancillary Documents to which each is a party and the fulfillment of and compliance with the respective terms hereof and thereof by Seller do not and will not, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the Assets, (d) give any third party the right to accelerate any obligation under,
(e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Person (including, without limitation, any creditor, customer or supplier) pursuant to any applicable laws, statutes, rules, regulations, ordinances, orders, requirements, announcements and other binding actions (collectively, "Regulations") or Contract to which Seller is subject. Seller has complied with all applicable Regulations in connection with the execution, delivery and performance of this Agreement, and the other agreements, instruments, certificates and documents executed in connection herewith (collectively, the "Ancillary Documents") to which each is a party and the transactions contemplated hereby and thereby. Seller is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of


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this Agreement, the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby. Except as set forth on Schedule 5.5 hereof, no authorization, consent, approval, exemption or notice is required to be obtained by Seller in connection with the execution, delivery, and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby.

      5.6. Taxes. Seller has filed all federal and state reports, returns, information returns and other documents (collectively, the "Tax Returns") required to be filed with any federal or state taxing authorities (each a "Taxing Authority", collectively, the "Taxing Authorities") in respect of all relevant income taxes (including interest and penalties) applicable to its business (collectively, the "Taxes") and in accordance with all tax sharing agreements to which Seller may be a party. All Taxes required or anticipated to be paid for all periods prior to and including the Closing Date have been paid or are adequately provided for in Seller's financial statements, including any Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement. All Taxes which are required to be withheld or collected by Seller have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of Seller except for Liens for Taxes not yet due and payable.

      5.7. Litigation. Except as set forth on Schedule 5.7, there is no Claim pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller, the Business, or any of the Assets nor is there any order outstanding against Seller, the Business or any of the Assets.

      5.8. Undisclosed Liabilities. To the Knowledge of Seller, there is no liability, whether accrued, absolute or contingent, of a type required to be reflected on the balance sheet of the Business or described in the notes thereto consistent with past practice of the Seller that will not be in the Closing Statement.

      5.9. Disclaimer of Warranties. THE PURCHASED ASSETS ARE BEING ACQUIRED BY BUYER "AS IS," "WHERE IS," AND WITH ALL FAULTS AND (A) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ALL OR ANY OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY REPRESENTATION WITH RESPECT TO THE DESIGN, QUALITY, DURABILITY, OR SUITABILITY OF THE PURCHASED ASSETS FOR A PARTICULAR PURPOSE, AND (B) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, IN CONNECTION WITH THE VALUE, CONDITION, FITNESS, OR USE OF THE ASSETS OR THE PRESENCE, ABSENCE OR CONDITION OF ANY ENVIRONMENTAL CONTAMINANT OR THE PRESENCE OR EXISTENCE OF ANY ENVIRONMENTAL CONDITION.


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6. REPRESENTATIONS AND WARRANTIES OF THE BUYER GROUP. The Buyer Group represents and warrants to Seller as follows:

      6.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia.

      6.2. Authorization. The execution, delivery and performance of this Agreement and all of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of the Buyer Group. This Agreement and the other documents and instruments to be delivered by the Buyer Group pursuant hereto constitute the valid and binding obligations of the Buyer Group, enforceable against the Buyer Group in accordance with their respective terms subject as to enforcement to usual equitable principles and except as limited by bankruptcy, moratorium, insolvency or similar laws of general application affecting the enforcement of creditors' rights. The Buyer Group is not subject to any restriction or other provision contained in its Articles of Organization or operating agreement, or any agreement, instrument, order, judgment, decree or other restriction that would prevent the consummation of the transactions contemplated by this Agreement, or that would result in the creation of any lien, mortgage, security interest, charge or other encumbrance upon its assets.

      No notice to, filing with, or authorization, consent or approval of any public body or authority or other person or entity is required of Buyer Group in connection with the execution, delivery and performance by Buyer Group of this Agreement or the other documents and instruments to be delivered by Buyer Group pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.

      6.3. No Consent or Approval Required. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or other person or entity is required of the Buyer Group in connection with the execution, delivery and performance by the Buyer Group of this Agreement or the other documents and instruments to be delivered by the Buyer Group pursuant to this Agreement or the consummation by the Buyer Group of any other transaction contemplated hereby.

      6.4 Dissenter's Shares. The Dissenter's Shares delivered at Closing are shares as to which dissenters' rights have been asserted and which are the subject of the Lawsuit.

      6.5 Stock. Anita represents and warrants to the Seller that, subject to the tender of the Dissenter's Shares to perfect dissenter's rights, Anita has good and marketable title to the Dissenter's Shares; free and clear of all liens, encumbrances, claims, options, rights of first refusal, warrants, conversion rights and other agreements (collectively, the "Liens"). Upon the Closing of this Agreement, the Seller shall acquire good and marketable title to the Dissenter's Shares delivered by Anita to Seller in connection with this Agreement (as adjusted pursuant to Section 2.2 hereof), free and clear of all Liens.


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7. ADDITIONAL AGREEMENTS OF THE PARTIES. Buyer and Seller agree as follows:

      7.1. Litigation Moratorium. The Parties agree to suspend and not pursue any and all pending litigation or legal proceedings with respect to the Lawsuit, until January 1, 2001. The Parties further agree to use their best efforts as provided in Section 7.4 to take any action necessary to obtain Court approval of a pretrial litigation schedule in the Lawsuit that is consistent with this moratorium and preserves the Parties' rights to pursue the Lawsuit thereafter, including but not limited to adequate time in which to complete discovery. At Closing Anita agrees to deliver signed, written agreements of its co-defendants to the Lawsuit to all of the foregoing moratorium provisions.

      7.2. Uncontested Stock. Anita agrees to waive any dissenter's rights that Anita may have with regard to the Dissenter's Shares delivered by Anita to Seller in connection with this Agreement (as adjusted pursuant to Section 2.2 hereof) and shall deliver a Release as provided in Section 9.3.4. with respect to such shares. Anita shall retain all rights including, without limitation, its dissenters rights under applicable state corporate law, with respect to any and all of the Dissenters Shares that are not delivered pursuant to this Agreement or that are delivered and released by Seller pursuant to Section 2.2.

      7.3. Value of Dissenter's Shares. The Parties agree that the value attributed to the Dissenter's Shares for purposes of this Agreement may not be used in any manner in any pending or future litigation between the parties, including without limitation, the Lawsuit, as evidence or argument in support of the value of Seller's Class A Common Stock or Class B Common Stock previously tendered to the Seller by the defendants in the Lawsuit in the exercise of their dissenter's rights. At Closing, Anita agrees to deliver signed, written agreements of its co-defendants to the Lawsuit to the foregoing provision.

      7.4. Best Efforts; Further Assurances. Subject to the terms and conditions herein provided, the Buyer Group and Seller agree to use reasonable commercial efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The Buyer Group and Seller will each use their respective reasonable commercial efforts to obtain consents of all third parties and governmental bodies necessary for the consummation of the transactions contemplated by this Agreement. In case at any time after Closing any further actions, documents or instruments are necessary to carry out the purposes of this Agreement, the Buyer Group and Seller shall take all such actions and prepare and execute all such documents or instruments without any further consideration therefor.

      7.5. Seller's Access to Records After Closing. For a period of three years after the filing of Seller's 2000 income tax return and thereafter upon Seller's written request and Buyer's approval, the Buyer shall give, or cause to be given, to Seller, its successors and representatives, during normal business hours and at Seller's or their successor's expense, such reasonable access to the assets, properties, contracts, books, records, files, documents and affairs of the Buyer as is reasonably necessary to allow Seller or Seller's successors to obtain information in the Buyer's possession with respect to the Business up to and including the Closing Date, and to allow Seller to


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obtain information with respect to any claims, demands, audits, suits or matters of a similar nature made by or against Seller as the previous owner and operator of the Business, and (at Seller's or its successor's expense) to make copies of such information to the extent reasonably necessary.

      7.6. Certain Employee Matters.

            7.6.1. Offer of Employment. Effective immediately after the Closing, Buyer shall offer employment to each person employed on the Closing Date (including without limitation, employees who are on approved leaves of absence, including, but not limited to, short-term and long-term disability leave, or who are on a leave related to a workers' compensation claim, all of whom will be offered employment upon their return from said leave of absence) in connection with the operations of the Business (an "Employee"). Such offers of employment shall be at compensation and benefit levels substantially equivalent in the aggregate to compensation and benefit levels enjoyed by Employees of the Business immediately prior to the Closing.

            7.6.2 Plans. If permitted pursuant to the terms of Buyer's Welfare Plans (as hereinafter defined), if any, Buyer's welfare and fringe benefit plans, programs, policies or arrangements ("Buyer's Welfare Plans") made available to Employees shall treat service by Employees with Seller in the same manner as service with Buyer for purposes of eligibility to participate in such plans, programs, policies or arrangements, and Buyer shall use commercially reasonable efforts to cause any limitations thereunder on coverage of pre-existing conditions to be waived with respect to Employees and their eligible dependents and beneficiaries. For purposes of the current plan year, if permitted under the terms of Buyer's Welfare Plans, the Buyer shall take into account deductible and co-payment amounts incurred under Business welfare benefit plans when determining deductibles and co-payments under Buyer's welfare plans with respect to Employees.

      7.7. Insurance. Coverage of the Business under all insurance policies of the Seller shall cease as of the Closing Date. From and after the Closing Date, Buyer will be responsible for obtaining and maintaining all insurance coverages with respect to the Business. Neither Buyer nor the Business will have any rights with respect to any insurance policies of Seller, except that Buyer and the Business will have the right to assert claims (and Seller, at Buyer's sole cost and expense, will use reasonable efforts to assist Buyer and the Business in asserting claims) for any loss, liability or damage with respect to the assets of the Business under such insurance policies of Seller which are "occurrence basis" policies ("Occurance Basis Policies") arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Closing Date to the extent such Occurance Basis Policies and agreements relating thereto so allow.

      7.8. Consents. Seller shall cooperate with Buyer and use commercially reasonable efforts to obtain the consent of the other parties to the contracts listed on Schedule 5.5.

      7.9. License of Name. Buyer shall take such actions and file such documents as may be necessary to change the name of the business from "Tekgraf Systems" to a name dissimilar to "Tekgraf Systems" or "Tekgraf." Buyer shall also change the trademarks and trade names

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associated with any products or services available from the Business or Buyer to discontinue the use of the name "Tekgraf" and any confusingly similar trademarks and trade names and otherwise discontinue the use of such trademarks and trade names in connection with Seller's business operations. Notwithstanding the foregoing, effective upon the Closing, from the Closing Date to January 31, 2001, Buyer shall have a temporary, nonexclusive, nontransferable license to use the name "Tekgraf Systems", as the name of the Business.

      7.10. Certain Business Matters. As a condition to and an inducement for the Seller to enter into this Agreement, Buyer and Seller each agree to assume and fulfill on a timely basis all obligations under the following purchase orders Seller has submitted to the Business for the purchase of computers (excluding those computers shipped on the purchase orders through the Closing
Date): P.O. 16724 for 70 computers; P.O. 16578 for 135 computers; P.O. 16461 for 35 computers; and P.O. 16388 originally for 150 computers.

8. CONDUCT OF BUSINESS PENDING THE CLOSING. Unless the prior written consent of Buyer is obtained, between the date hereof and the Closing Date:

      8.1. Ordinary Course. The Business shall be conducted in the ordinary course of business, consistent with prior practices. Seller shall use reasonable commercial efforts to preserve the Business intact and to preserve the relationship and goodwill of its suppliers, customers and others having business relations with it.

      8.2. Certain Transactions. Without limiting the generality of Section 8.1 hereof, Seller shall not: (a) sell, lease, mortgage, pledge or otherwise encumber or dispose of any of the Purchased Assets, except for sales in the ordinary course of business; or (b) sell, transfer, license or otherwise dispose of or encumber any proprietary rights or fail to take all necessary action to protect the proprietary rights of the Business so as to maintain their validity and enforceability.

9. CONDITIONS TO CLOSING.

      9.1. Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:

            9.1.1. No Suit. No suit, action or other proceeding or investigation shall be pending, or to the knowledge of any party hereto, be threatened before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby.

      9.2. The Buyer Group's Conditions. The obligations of the Buyer Group to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:

            9.2.1. Representations and Warranties. All representations and warranties made by Seller in or pursuant to this Agreement shall be true and correct on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date.

            9.2.2. Performance. Seller shall have duly performed and complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

            9.2.3. Closing Documents. Seller shall have delivered to Buyer a Bill of Sale and Assumption Agreement, a Noncompetition, Nonsolicitation and Nondisclosure Agreement, and an Indemnification Agreement, each executed by Seller, and such other closing documents as the Buyer Group may reasonably request, in form and substance reasonably acceptable to Buyer's counsel.

            9.2.4. Waiver. Buyer shall have the right to waive any or all of the conditions precedent to its obligations hereunder; provided, however, that no waiver by Buyer of any condition precedent to its obligations hereunder shall constitute a waiver by Buyer of any other condition precedent to its obligations hereunder.

      9.3. Seller's Conditions. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

            9.3.1. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date.

            9.3.2. Performance. The Buyer Group shall have duly performed and complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

            9.3.3. Approvals. All material authorizations or approvals or other action required in connection with the execution, delivery and performance of this Agreement by the Buyer Group, and the consummation by the Buyer Group of the transactions contemplated hereby, shall have been obtained.

            9.3.4. Release. The Buyer Group shall have delivered a release with respect to the Dissenter's Shares delivered pursuant to Section 2 in the form of
Schedule 9.3.4. hereto.

            9.3.5. Closing Documents. The Buyer Group shall have delivered to Seller a duly executed Bill of Sale and Assumption Agreement, and such other closing documents as Seller may reasonably request, in a form reasonably acceptable to counsel for Seller.

            9.3.6. Waiver. Seller shall have the right to waive any or all of the conditions precedent to its obligations hereunder; provided, however, that no waiver by Seller of any condition precedent to its obligations hereunder shall constitute a waiver by Seller of any other condition precedent to its obligations hereunder.

10. TERMINATION.

      10.1. Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing, as follows:

            10.1.1. Mutual Consent. By the mutual written consent of the Buyer Group and Seller.

            10.1.2. Breach by Seller. In the event that the conditions precedent to the obligations of the Buyer Group hereunder are not satisfied or waived as of the Closing Date or if Seller materially breaches its covenants or agreements contained in this Agreement, the Buyer Group shall then have the right to terminate this Agreement upon notice given to Seller at any time on or prior to the Closing. Upon the occurrence of a material breach, the Buyer Group shall retain the right to pursue any and all legal rights against Seller which it may then have or thereafter obtain.

            10.1.3. Breach by Buyer. In the event that the conditions precedent to the obligations of the Seller hereunder are not satisfied or waived as of the Closing Date or if any member of the Buyer Group materially breaches its covenants or agreements contained in this Agreement, Seller shall have the right to terminate this Agreement upon notice given to the Buyer Group at any time prior to the Closing, (except with respect to the Buyer Group's obligations under the last sentence of Section 10.2 hereof, which shall survive such termination).

            10.1.4. Litigation. By Buyer or Seller if any litigation or proceeding instituted by any person has resulted in an order, stay, judgment or decree restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or the ownership and operation by Buyer after Closing of all the Purchased Assets or the Business, and such order or stay has not been vacated, or such judgment or decree has not been vacated or reversed, within ten days after the entry thereof.

            10.1.5. Cut-Off Date. By the Buyer Group or Seller if the Closing shall not have occurred on or before November 1, 2000.

      10.2. Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1 hereof (except by reason of subsection 10.1.2 or 10.1.3 hereof), all rights and obligations of Seller and the Buyer Group hereunder shall terminate and neither party shall have any liability to the other, except as provided in the succeeding sentence. If the transaction contemplated hereunder shall fail to be consummated for any reason, the Buyer Group agrees, (i) for a period ending December 31, 2001, that it will not hire, offer to hire, or otherwise solicit interest in hiring on the part of, any employee of Seller, and
(ii) that it will keep the contents of any documents, books or records of Seller that are not in the public domain, strictly confidential.

11. SURVIVAL. Except as otherwise expressly set forth herein, all of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that: (i) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (ii) all representations and warranties shall survive and continue until one (1) year from the Closing Date, except for representations and warranties for which any claim for indemnification which shall be pending as of such date of termination, in which event such representations and warranties shall survive until the final disposition thereof.

12. MISCELLANEOUS.

      12.1. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when mailed by certified or registered mail, when received by facsimile transmission, or when deposited with a nationally-recognized carrier for overnight delivery.

      12.2. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, each party hereto shall pay its own expenses incident to the preparation of this Agreement and the consummation of the transactions contemplated hereby.

      12.3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice or conflict of law provisions or rules (whether of the State of Illinois or otherwise) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

      12.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and assigns, however, neither party may assign its rights, interests or obligations hereunder without the prior written consent of the other party.

      12.5. Waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the waiving party.

      12.6. Execution in Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

      12.7. Titles and Headings. The titles and headings to sections contained herein are for purposes of reference only, and shall not affect the provisions hereof.

      12.8. Entire Agreement. This Agreement and the Schedules attached hereto constitute the entire agreement among the parties with respect to the matters covered thereby and supersede all previous written, oral or implied understanding among them with respect to such matters.

      12.9. Amendment and Modification. The terms of this Agreement may be amended, modified, waived or supplemented only by mutual consent set forth in a writing duly signed by the parties hereto.

      12.10. Severability. In case any of the provisions contained in this Agreement are found to be invalid, illegal or unenforceable in any respect, any invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid or illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein.

      12.11. Public Announcement. No party shall publicly disclose this Agreement or any dealings between the parties in connection with the subject matter hereof without the prior written approval of the other, except as may be required by law.

      12.12. Guarantee. Anita hereby absolutely and unconditionally guarantees the Buyer's performance of its obligations under this Agreement and the transactions contemplated hereby, subject to the limitations set forth in
Section 4 of the Indemnity Agreement.

      12.13. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any other individual or entity other than the parties and their respective successors and permitted assigns.

      12.14. Knowledge of Seller. References in this Agreement to the "Knowledge of Seller" or "Seller's Knowledge" shall be deemed to mean the actual knowledge of Bill Rychel or Tom Mason.

      IN WITNESS WHEREOF the parties have executed this Agreement as of the date set forth above.

TEKGRAF, INC.                           MICRO ENVIRONMENTS, L.L.C.

By: /s/ Thomas M. Mason                 By:  /s/ Phillip Aginsky
Its: CFO                                Its: Manager


                                        ANITA LTD.

                                        By:  /s/ Phillip Aginsky
                                        Its: Attorney-in-fact

                       Schedule 1.1.4.--Proprietary Rights

1. The domain name www.tekgrafsystems.com, subject to use of the name "Tekgraf" as set forth in this Agreement.

2.    The domain name www.crescom.com

3.    The trade name "Crescent Computers"

4.    The trade name "Crescent Computer Services"

5.    The telephone number 800-852-6294

6.    The telephone number 770-441-1107

                       Schedule 1.1.5.--Business Contracts

1.    MCI Wordlcom--local, long distance, and internet

2.    Georgia Security Systems--Security System Monitoring

                             Schedule 1.1.6.--Leases

1.    Pro Logic--building lease

2.    Pitney Bowes--copier and postage meter lease

                            Schedule 1.1.7.--Licenses

1.    Gwinnett County Business License

               Schedule 2.2.--Financial Statement of the Business

Tekgraf Systems
September 2000 Results

  ACCT            DESCRIPTION                  9/30/00            EXCLUDED       9/30/00
                                             AS REPORTED         ASSETS/LIAB     ADJUSTED
                                             -----------         -----------     --------
                     ASSETS

  1110     CASH CHECKING                     (121,320.16)       121,320.16(1)            --
  1150     PETTY CASH                              50.00                              50.00
  1210     TRADE RECEIVABLES                  731,008.39         (3,277.00)(2)   727,731.39
  1220     ALLOWANCE                          (46,255.88)                        (46,255.88)
  1310     STOCK INVENTORY                    444,321.70                         444,321.70
  1350     VENDOR INVENTORY                    40,966.95                          40,966.95
  1360     CLEARANCE INVENTORY                 22,304.51                          22,304.51
  1375     RTV CLEARING                         5,566.32                           5,566.32
  1384     MISC INVENTORY                      11,745.55                          11,745.55
  1420     OTHER RECEIVABLES                    3,994.71                           3,994.71
  1465     PREPAID EXPENSE                      8,480.00                           8,480.00
  1470     DEPOSITS                             4,536.00                           4,536.00
  1620     FIXED ASSETS                        81,522.03                          81,522.03
  1640     FIXED ASSETS                        37,944.00                          37,944.00
  1700     ACCUMULATED DEPR                   (91,940.00)                        (91,940.00)
1920/30    RECEIVABLE-TEKGRAF                 188,278.09       (142,497.89)       45,780.20(3)
                       TOTAL ASSETS         1,321,202.21        (24,454.73)    1,296,747.48

                       LIABILITIES
  1925     CORPORATE ALLOC                   (199,377.00)       199,377.00(4)            --
  2100     TRADE PAYABLE                     (459,097.56)                       (459,097.56)
  2105     INVENTORY ACCRUAL                   (6,732.81)                         (6,732.81)
  2200     ACCRUED EXPENSES                   (15,224.78)                        (15,224.78)
  2205     COMM ACCRUAL                       (16,542.30)                        (16,542.30)
  2220     SALES TAX PAYABLE                     (774.71)                           (774.71)
                     TOTAL LIABILITIES       (697,749.16)       199,377.00      (498,372.16)

                                            ------------        ----------     ------------
                   TOTAL NET BOOK VALUE       623,453.05        174,922.27       798,375.32
                                            ============        ==========     ============

                          EQUITY
  3010     COMMON STOCK                          (100.00)
  3100     ADD PAID IN CAPITAL               (869,900.00)
  3200     CURRENT EARNINGS                   137,813.07
  3210     RETAINED EARNINGS                  108,733.88
                       TOTAL EQUITY          (623,453.05)

NOTES:
      1.)   Represents outstanding checks and deposits in transit.
      2.)   Represents intercompany A/R with Tekgraf. See notes #3.
      3.)   Represents prior two months of invoices to Tekgraf. See attached schedule.
      4.)   Represents Corporate management fee accrual.

                       Schedule 5.4.--Title to Properties

      1. There is a Lien on the Purchased Assets in favor of Wachovia Bank, which will be realesed at Closing.

      2. With respect to the proprietary rights, Seller makes no representation or warranty of any kind, without limitation, no representation regarding title, or ownership or infringement.

              Schedule 5.5.--No Violations; Consents and Approvals

      1. The Seller has not obtained the consent of the other parties to the contracts, leases and licenses set forth on Schedules 1.1.5., 1.1.6. and 1.1.7. to assign these contracts, leases and licenses to Buyer.

                            Schedule 5.7.--Litigation

1. The lawsuit captioned Tekgraf, Inc., a Georgia corporation, Plaintiff, v. Anita Ltd., Dan I. Bailey, Peter Goletz, Michelle L. Lightman, and John W. Parrillo, Defendants, pending in the Superior Court of Fulton County, Georgia, as Case No. 2000 CV 23746.

2. The lawsuit captioned Epicor Software Corporation, a Delaware corporation, Plaintiff, vs. Tekgraf, Inc., a corporation; and Does 1 to 25, Defendants, pending in the Supreme Court of Orange County, California, as Case No. 00 CC 12236.

3.    The shareholders derivative claim threatened by Anita, Ltd.

                                 Schedule 9.3.4

                                     RELEASE

      The Buyer Group and Philip Aginsky, on behalf of themselves, and each of their present and former agents, employees, officers, directors, shareholders, partners, attorneys, heirs, legal representatives, corporate affiliates, including parent and subsidiary corporations, successors and assigns, hereby forever release and discharge Seller, and each of its present and former agents, employees, officers, directors, shareholders, partners, attorneys, heirs, legal representatives, corporate affiliates, including parent and subsidiary corporations, successors and assigns, of and from any and all actions, causes of action, claims, debts, liabilities, damages, costs, loss of services, expenses, compensation, demands and/or suits whatsoever, whether known or unknown, in law or in equity, arising from or connected in any manner to the Dissenter's Shares that the Buyer Group has agreed to deliver to Seller (regardless of whether such Dissenter's Shares are to be delivered at Closing or thereafter pursuant to
Section 2.2 of the Agreement (as defined below)), including but not limited to, all rights and claims provided by Article 13 of the Georgia Business Corporation Code, all rights and claims that have been or could have been asserted pursuant to Article 13 of the Georgia Business Corporation Code, and all rights and claims that were raised or could have been raised in the Lawsuit;

      PROVIDED, HOWEVER, that, if Seller releases Dissenter's Shares to the Buyer Group pursuant to Section 2.2 of the Agreement, this RELEASE shall not apply to such released Dissenter's Shares; and

      PROVIDED FURTHER, HOWEVER, that this RELEASE shall not apply to and shall not affect Dissenter's Shares that the Buyer Group is not obligated to deliver to the Seller under the Agreement.

      IN ADDITION, Philip Aginsky represents and warrants that he has no ownership interest in the Dissenter's Shares and releases the Seller from any and all claims relating to the transactions contemplated by the Agreement. The foregoing RELEASE shall not affect the Buyer Group's rights under the Agreement.

      Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (the "Agreement") dated as of November 1, 2000 by and among Tekgraf, Inc., a Georgia corporation, Micro Environments, L.L.C., a Georgia limited liability company, and Anita Ltd., a corporation organized under the laws of the Channel Islands.

      This RELEASE shall become effective upon completion of the Closing.

MICRO ENVIRONMENTS, L.L.C.              ANITA LTD.


By:  /s/ Phillip Aginsky                By:  /s/ Phillip Aginsky

Its: Manager                            Its: Attorney-in-fact


/s/ Phillip Aginsky
-------------------------------

PHILIP AGINSKY

      Exhibit 10.1-2

                                BILL OF SALE AND
                              ASSUMPTION AGREEMENT

      Tekgraf, Inc., a Georgia corporation ("Seller"), for good and valuable consideration paid to it by Micro Environments, L.L.C., a Georgia limited liability company and Anita Ltd., a corporation organized under the laws of the Channel Islands (collectively, the "Buyer Group") pursuant to an Asset Purchase Agreement made and entered into effective as of close of business October 31, 2000 (the "Agreement"; the capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Agreement) by and between Seller and the Buyer Group, by these presents does hereby sell, transfer, convey and assign to the Buyer Group, and its successors and assigns, on the date hereof all of Seller's right, title and interest in and to the Purchased Assets.

      At any time or from time to time after the date hereof, at Buyer's Group's request and without further consideration, Seller shall execute and deliver to the other Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer Group may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer Group and to confirm Buyer Group's title to, all of the Purchased Assets, and, to the full extent permitted by Law, to put Buyer Group in actual possession and operating control of the Purchased Assets and to assist Buyer Group in exercising all rights with respect thereto.

      Seller hereby constitutes and appoints Buyer Group the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer Group, but on behalf of and for the benefit of Buyer Group to make endorsements on checks in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets.

      The Buyer Group, for itself, its successors and assigns, shall indemnify and hold Seller harmless from, against, or in respect of all damage, loss, claims, deficiency, liability, expenses (including, but not limited to, any reasonable expert witness fees, reasonable attorneys' fees, court costs and expenses), action, suit, proceeding, demand, assessment, or judgement to or against Seller arising out of or in connection with any Assumed Liabilities to the extent provided in the Agreement.

      This Bill of Sale is delivered pursuant to, on the terms of and subject to the conditions set forth in the Agreement. This Bill of Sale may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of this 31st day of October, 2000.

TEKGRAF, INC.                           MICRO ENVIRONMENTS, L.L.C.

By:/s/ Thomas M. Mason                  By:/s/ Phillip Aginsky
Its: CFO, Tekgraf, Inc.                 Its: Attorney-in-fact


                                        ANITA LTD.

                                        By:  /s/ Phillip Aginsky
                                        Its: Attorney-in-fact

Exhibit 10.1-3

                       NON-COMPETITION, NON-DISCLOSURE AND
                           NON-SOLICITATION AGREEMENT

      THIS NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT (this "Agreement") is made and entered into as of the 31st day of October, 2000 (the "Effective Date"), by and among TEKGRAF, INC., a Georgia corporation ("Seller"), MICRO ENVIRONMENTS, L.L.C., a Georgia limited liability company ("Buyer"), and ANITA LTD., a corporation organized under the laws of the Channel Islands ("Anita"). Buyer and Anita are sometimes referred to herein as the "Buyer Group".

                              W I T N E S S E T H:

      WHEREAS, Anita is a shareholder of Seller owning shares of the Class A Common Stock (which were formerly shares of Class B Common Stock) of Seller and holds a majority of the membership interests of Buyer, and has exercised its dissenters rights with respect to its holdings of Seller's Class A Common Stock;

      WHEREAS, Anita is a party to that certain lawsuit captioned Tekgraf, Inc., a Georgia corporation, Plaintiff, v. Anita Ltd., Dan I. Bailey, Peter Goletz, Michelle L. Lightman, and John W. Parrillo, Defendants, pending in the Superior Court of Fulton County, Georgia, as Case No. 2000 CV 23746 (the "Lawsuit") relating to the exercise of dissenters rights by Anita and others; and

      WHEREAS, Seller, through its "Tekgraf Systems" division, is engaged in the business of the manufacture and sale of custom or "made to order" premium servers and network workstations at its facility at Norcross, Georgia (the "Business"); and

      WHEREAS, in partial settlement of the Lawsuit, Seller and the Buyer Group have entered into an Asset Purchase Agreement, dated as of even date herewith, pursuant to which Buyer is acquiring those assets of Seller and assuming certain of the liabilities of Seller relating to the Business in exchange for the delivery of a portion of the shares of Class A Common Stock (which were formerly shares of Class B Common Stock), the fair value of which, among other things, is the subject of the Lawsuit (the "Purchase Agreement"); and

      WHEREAS, Seller understands and acknowledges that the covenants of Seller set forth herein are, collectively, a material inducement to the Buyer Group to enter into the Purchase Agreement, without which the Buyer Group would not have entered into the Purchase Agreement.

      NOW, THEREFORE, for and in consideration of the above premises, the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

      1. Definitions.

            (a) "Affiliate" shall mean, with regard to any Person, any Person, directly or indirectly, controlled by, under common control of, or controlling such Person.

            (b) "Customer" shall mean any Person, whether an individual or an entity, to whom any products or services of the Restricted Businesses were provided at any time during the twelve (12) month period immediately prior to the Effective Date.

            (c) "Person" shall mean an individual, a partnership, a limited partnership, a joint venture, a limited liability partnership or company, a corporation, a proprietorship, a trust, a union, an unincorporated organization, other business organization, a governmental entity or any department or agency thereof or any other entity or organization.

            (d) "Restricted Businesses" means the Business.

            (e) "Restricted Period" means a period of five (5) years from the Closing Date.

            (g) "Restricted Territory" means Georgia and the southeastern states contiguous thereto.

            (h) "Supplier" shall mean any Person, whether an individual or entity, from or through which any of the Buyer Group obtains as of the Closing Date (or has obtained at any time during that twelve (12) month period immediately prior to the Closing Date), supplies or resources including, without limitation, investment and other financial resources used in or otherwise relating to the ordinary course of the Business, for the purpose of rendering or facilitating the services provided thereby or in connection with the management of any and all of the functions of such entity's business.

      2. Acknowledgments and Agreements by Seller. Seller acknowledges that (i) this Agreement includes certain consideration in respect of the goodwill associated with the operation of the Restricted Businesses by Seller, (ii) the covenants of Seller contained in this Agreement are a material inducement to Buyer to enter into this Agreement, (iii) the Buyer Group and each of their respective Affiliates (each a "Buyer Entity" and collectively, the "Buyer Entities") has expended and will expend considerable time, effort and capital to develop the Restricted Businesses, and (iv) the Buyer Group and each of the other Buyer Entities has a legitimate business interest in protecting its investment in the Restricted Businesses and would be irreparably damaged if Seller were to breach the covenants set forth in this Agreement. Accordingly, Seller agrees that the covenants set forth in this Agreement, (i) are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Seller, (ii) are cumulative to all other covenants of Seller in favor of Buyer Group and the other Buyer Entities contained in this Agreement and shall survive the termination of this Agreement for the purposes intended, (iii) are reasonable and necessary to protect and preserve the conduct and operation of the Restricted Businesses by the Buyer Group and the other Buyer Entities, and (iv) do not impose an undue hardship upon Seller, do not unreasonably restrict Seller with respect to or from the performance of services of, relating to or connected with the Restricted Businesses, the management thereof or otherwise, and are reasonable with respect to their duration, geographical area and scope.

      3. Noncompetition and Nonsolicitation Covenants. Seller covenants and agrees that, during the Restricted Period, it shall not, directly or indirectly, either individually, in partnership, jointly or in conjunction with any other Person, whether as principal, agent, officer, director, shareholder, owner, partner, joint venturer, member, manager, employee, independent contractor, consultant, advisor, sales representative or any other capacity whatsoever:

            (a) engage in any Restricted Business within the Restricted
      Territory;

            (b) interfere with, disturb, or seek to interfere with or disturb the relationship (contractual or otherwise) between Buyer and any Person who is an employee of, or engaged as an independent contractor, consultant or in any similar capacity whatsoever with, Buyer in connection with the Business for the purpose or with the intent of inducing or enticing such Person to terminate such relationship with Buyer;

            (c) employ or otherwise engage as an employee, independent contractor, consultant or any capacity whatsoever, any Person who is, at that time, or who has been within one (1) year prior to that time, employed by Buyer or in the Business; or

            (d) interfere with, disturb, or seek to interfere with or disturb the relationship (contractual or otherwise) between Buyer and any Person which is, at that time, or which has been within one (1) year prior to that time, a Customer or Supplier of Buyer or the Business for the purpose of soliciting or selling products or services in competition with Buyer or the Business or inducing such Person to cease doing business with Buyer in connection with the Business.

      Notwithstanding anything to the contrary in this Agreement, (a) the restrictions contained in this Section 3 shall terminate immediately upon a material breach by Buyer or Anita of the Purchase Agreement as determined pursuant to the final nonappealable judgment of a court of competent jurisdiction, and (b) the restrictions contained herein shall not apply to any entity subsequently acquired by Seller (an "Acquired Entity") where the revenue of the Restricted Business activities conducted by the Acquired Entity is and remains throughout the term of this Agreement less than twenty-five percent (25%) of the total revenue of the Acquired Entity provided that the revenue of the Restricted Business activities being conducted by Seller and all of its Affiliates and subsidiaries, in the aggregate, is no greater that five percent (5%) of the total revenues of the Seller.

      4. Non-disclosure; Confidentiality.

            (a) Confidential Information. "Confidential Information" means all trade secrets and proprietary or business sensitive information primarily related to the Business, whether in oral, written, graphic, machine-readable or tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all: customer lists, details of client contracts and any other customer information. "Confidential Information" shall not include (a) any information which becomes generally available to the public other than as a result of disclosure by Seller or any relative, agent or representative thereof; (b) becomes available to Seller on a non-confidential basis from a source other than Seller or any Buyer Entity or any of its respective employees, agents or representatives, provided that such source lawfully obtained such information and is not bound by a confidentiality agreement with Seller or any Buyer Entity; or (c) is required to be disclosed (y) by law provided, that if Seller is required by law (including, without limitation, any judicial or administrative proceeding of any governmental or regulatory authority) to disclose any of the Confidential Information, Seller shall provide Buyer with prompt written notice of any such requirement and shall cooperate in full with Buyer to obtain a protective order or to pursue an action to obtain a waiver from such requirement or (z) pursuant to the disclosure requirement of the rules and regulations of the Securities and Exchange Commission. If, in the absence of a protective order or other remedy, Seller is nonetheless, in the written opinion of Seller's outside counsel, legally compelled to disclose Confidential Information, Seller may, without liability hereunder disclose the Confidential Information, provided that (i) Seller gives Buyer prior written notice of the information to be disclosed, (ii) Seller only discloses that portion of the Confidential Information which counsel advises is legally required to be disclosed, and (iii) Seller uses its or his best efforts to preserve the confidentiality thereof by obtaining reasonable assurance that confidential treatment will be accorded the Confidential Information.

            (b) Non-Disclosure. Seller agrees that it will not at any time, without the prior express written authorization of Buyer, (i) disclose to any Person any Confidential Information, (ii) use any Confidential Information whatsoever for any purpose whatsoever, or (iii) permit any Person whomsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) which contain or are derived from any Confidential Information. Seller further agrees that no Confidential Information shall be removed from the premises of the Business or any Buyer Entity, without the prior express written consent of such entity.

            (c) Buyer Entity Property. As used in this Agreement, the term "Buyer Entity Property" means all documents, papers, computer printouts and disks, records, customer or customer lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials, other than Excluded Assets (collectively, "Materials"), containing Confidential Information (as defined above) unless such Confidential Information is redacted or deleted from the Materials and provided, that the Confidential Information contained in any Excluded Assets shall be subject to the terms of Section 4(a) and (b) hereof. Seller recognizes and agrees that:

            (i) All Buyer Entity Property shall be and remain the property of the Buyer Entity to which such property belongs; and

            (ii) Seller will immediately deliver and surrender to Buyer all Buyer Entity Property, including all copies, extracts or any other types of reproductions, which Seller has in its respective possession or control.

      5. Compensation to Seller. In consideration for the covenants and agreements of Seller hereunder, there shall be allocated as payment therefor, a portion of the Purchase Price in accordance with Section 2.4 of the Purchase Agreement, in the amount set forth in the schedules thereto.

      6. Severability/Modification of Restrictions. The covenants and provisions contained herein are severable and are to be interpreted as such to the extent permitted by applicable law. Should any parts, terms or provisions of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable for any reason, the legality, validity and enforceability of the remaining parts, terms and provisions of this Agreement shall not be affected thereby, and will remain operative in full force and effect. If any court rules that any of the covenants in Sections 3 or 4 or any part thereof are illegal, invalid, unenforceable, arbitrary, unreasonable or against public policy for any reason, including, without limitation because of their geographic or business scope or duration, then it is the intention of the parties hereto that such covenants or parts thereof be construed and enforced as if they had been narrowly drawn so as not to be illegal, invalid, unenforceable, arbitrary, unreasonable or against public policy and shall be enforced to the maximum extent permitted by law and the Agreement shall be reformed in accordance therewith.

      7. Remedies/Enforcement.

            (a) The Buyer provides the livelihood and financial stability for many employees and investors. All parties agree that compliance with the covenants and provisions contained herein are necessary to protect the Buyer's investment in the Restricted Businesses, the Confidential Information, and the goodwill of the Buyer and that a breach will result in irreparable and continuing damage to the Buyer. All parties agree that it is impossible to measure or compensate in money alone the damages that would accrue in the event that Seller failed to perform his or her respective obligations hereunder. Therefore, if Seller breaches any covenant or provision hereof, the Buyer shall have, at its option (without limiting any other right or remedy which may be available either simultaneously or alternatively): (i) the right and remedy to have such provisions enforced by specific enforcement, injunctive relief or other equitable remedy by any court of competent jurisdiction, and (ii) the right and remedy to require Seller to account for and pay over to the Buyer all compensation, profits, monies, accruals, increments or other benefits, derived or received by Seller, (or its, his or her successors and assigns) as a result of any transactions constituting a breach of any of the provisions hereof, and
(iii) any other remedy provided by law. Seller acknowledges and agrees that the provisions of this Agreement may be enforced by the Buyer or any successors or assigns thereof.

            (b) It is specifically agreed that the Restricted Period, during which the agreements and covenants of Seller made in Sections 3 and 4 shall be effective, shall be computed for Seller by excluding from such computation any and all of the time during which Seller is in violation of any provision of this Agreement.

      8. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; (c) no waiver by a party of any violation of any provision of this Agreement will operate as or be deemed a waiver of any later violation by the breaching party, and (d) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

      9. Covenants Ancillary to Sale of Business. The parties hereto expressly acknowledge, stipulate and agree that this Agreement and the covenants of Seller contained herein are ancillary to the Purchase Agreement and the transactions relating thereto.

      10. Benefit. This Agreement shall inure to the benefit of the Buyer and its successors and assigns and be binding upon Seller and its successors and assigns.

      11. Assignment. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other party; provided, however, that the Buyer shall have the right to assign their respective rights and obligations under this Agreement in the event of a sale of all or substantially all of the Buyer's stock or the sale or other transfer of all or substantially all of its assets to any successor entity or any affiliate thereof, at any time and in their sole and absolute discretion.

      12. Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMMERCIAL MATTERS, INCLUDING NON-COMPETITION AGREEMENTS, ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES (IF ANY) BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.

THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR MATTERS RELATED HERETO.

      13. Costs and Attorneys' Fees.

            (a) Award to Prevailing Party in Proceeding. In the event any attorney is employed by any party to this Agreement with regard to any legal action or other proceeding brought by any party to this Agreement for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, then the prevailing party, whether at trial or upon appeal, and in addition to any other relief to which the prevailing party may be granted, shall be entitled to recover from the losing party all costs, expenses, and a reasonable sum for attorney fees incurred by the prevailing party in bringing or defending such action, arbitration, or proceeding, and in enforcing any judgment granted therein, all of which costs, expenses and attorneys fees shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

            (b) Judgment or Order Shall Award. Any judgment or order entered in such matter shall contain a specific provision providing for the recovery by the prevailing party of attorney fees, costs, and expenses incurred in enforcing such judgment. For purposes of this Section, attorney fees shall include, without limitation, fees incurred in the following: post-judgment motions; contempt proceedings; garnishment, levy, and debtor and third party examinations; discovery; and bankruptcy litigation.

      14. Amendment. This Agreement shall not be modified in whole or in part except by an agreement in writing signed by all the parties hereto.

      15. Construction. The parties hereto acknowledge and agree that they and their respective legal counsel have participated in the negotiation and preparation of this Agreement and that should any provision of this Agreement require judicial interpretation, it is agreed by the parties that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same.

      16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      17. Entire Agreement/Headings. This Agreement, the Indemnity Agreement and the Purchase Agreement contain the entire agreement between the parties hereto regarding the subject matter hereof, and supersedes any agreements or understandings previously reached, made or alleged to have been made or entered into between them covering the subjects addressed herein. The headings contained in this Agreement are for convenience of reference only and shall not be considered a part hereof.

      18. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

            [THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the date shown below.

                                        ANITA LTD.

                                        By:/s/ Phillip Aginsky
                                               Name: Phillip Aginsky
                                               Title: Attorney-in-fact


                                        MICRO ENVIRONMENTS, L.L.C.

                                        By:/s/ Phillip Aginsky
                                               Name: Phillip Aginsky
                                               Title: Manager


                                        TEKGRAF, INC.

                                        By:/s/ Thomas M. Mason
                                               Name: Thomas M. Mason
                                               Title:CFO

Exhibit 10.1-4

                                     RELEASE

      The Buyer Group and Philip Aginsky, on behalf of themselves, and each of their present and former agents, employees, officers, directors, shareholders, partners, attorneys, heirs, legal representatives, corporate affiliates, including parent and subsidiary corporations, successors and assigns, hereby forever release and discharge Seller, and each of its present and former agents, employees, officers, directors, shareholders, partners, attorneys, heirs, legal representatives, corporate affiliates, including parent and subsidiary corporations, successors and assigns, of and from any and all actions, causes of action, claims, debts, liabilities, damages, costs, loss of services, expenses, compensation, demands and/or suits whatsoever, whether known or unknown, in law or in equity, arising from or connected in any manner to the Dissenter's Shares that the Buyer Group has agreed to deliver to Seller (regardless of whether such Dissenter's Shares are to be delivered at Closing or thereafter pursuant to
Section 2.2 of the Agreement (as defined below)), including but not limited to, all rights and claims provided by Article 13 of the Georgia Business Corporation Code, all rights and claims that have been or could have been asserted pursuant to Article 13 of the Georgia Business Corporation Code, and all rights and claims that were raised or could have been raised in the Lawsuit;

      PROVIDED, HOWEVER, that, if Seller releases Dissenter's Shares to the Buyer Group pursuant to Section 2.2 of the Agreement, this RELEASE shall not apply to such released Dissenter's Shares; and

      PROVIDED FURTHER, HOWEVER, that this RELEASE shall not apply to and shall not affect Dissenter's Shares that the Buyer Group is not obligated to deliver to the Seller under the Agreement.

      IN ADDITION, Philip Aginsky represents and warrants that he has no ownership interest in the Dissenter's Shares and releases the Seller from any and all claims relating to the transactions contemplated by the Agreement. The foregoing RELEASE shall not affect the Buyer Group's rights under the Agreement.

      Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (the "Agreement") made and entered into effective as of close of business October 31, 2000 by and among Tekgraf, Inc., a Georgia corporation, Micro Environments, L.L.C., a Georgia limited liability company, and Anita Ltd., a corporation organized under the laws of the Channel Islands.

      This RELEASE shall become effective upon completion of the Closing.

      IN WITNESS WHEREOF the parties have executed this RELEASE as of the Closing Date.

MICRO ENVIRONMENTS, L.L.C.              ANITA LTD.


By:  /s/ Phillip Aginsky                By:  /s/ Phillip Aginsky

Its: Manager                            Its: Attorney-in-fact


/s/ Phillip Aginsky
-----------------------------

PHILIP AGINSKY

Exhibit 10.1-5

                               INDEMNITY AGREEMENT

      THIS INDEMNITY AGREEMENT (this "Agreement") is made and entered into as of the 31st day of October, 2000 (the "Effective Date"), by and among TEKGRAF, INC., a Georgia corporation ("Seller"), MICRO ENVIRONMENTS, L.L.C., a Georgia limited liability company ("Buyer"), and ANITA LTD., a corporation organized under the laws of the Channel Islands ("Anita"). Buyer and Anita are sometimes referred to herein as the "Buyer Group".

                              W I T N E S S E T H:

      WHEREAS, Anita is a shareholder of Seller owning shares of the Class A Common Stock (which were formerly shares of Class B Common Stock) of Seller and holds a majority of the membership interests of Buyer, and has exercised its dissenters rights with respect to its holdings of Seller's Class A Common Stock;

      WHEREAS, Anita is a party to that certain lawsuit captioned Tekgraf, Inc., a Georgia corporation, Plaintiff, v. Anita Ltd., Dan I. Bailey, Peter Goletz, Michelle L. Lightman, and John W. Parrillo, Defendants, pending in the Superior Court of Fulton County, Georgia, as Case No. 2000 CV 23746 (the "Lawsuit") relating to the exercise of dissenters rights by Anita and others; and

      WHEREAS, Seller, through its "Tekgraf Systems" division, is engaged in the business of the manufacture and sale of custom or "made to order" premium servers and network workstations at its facility at Norcross, Georgia (the "Business"); and

      WHEREAS, in partial settlement of the Lawsuit, the Seller and the Buyer Group have entered into an Asset Purchase Agreement, dated as of even date herewith, pursuant to which Buyer is acquiring those assets of Seller and assuming certain of the liabilities of Seller relating to the Business in exchange for the delivery of a portion of the shares of Class A Common Stock (which were formerly shares of Class B Common Stock), the fair value of which, among other things, is the subject of the Lawsuit (the "Purchase Agreement"; capitalized terms not defined herein shall have the meaning assigned to such terms in the Purchase Agreement); and

      WHEREAS, each party understands and acknowledges that the covenants and agreements set forth herein are, collectively, a material inducement to the other party to enter into the Purchase Agreement, without which it would not have entered into the Purchase Agreement.

      NOW, THEREFORE, for and in consideration of the above premises, the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

      1. Indemnification by Seller. Subject to this Agreement, Seller shall indemnify, defend and hold harmless Buyer and Anita and each of the officers, directors, employees, stockholders, members, attorneys, accountants, partners, representatives, agents, successors and assigns thereof (each a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties"), at all times after the date of this Agreement, against and in respect of any and all demands, claims, payments, obligations, deficiencies, fines, penalties, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages, liabilities, costs and expenses, including, without limitation, the reasonable legal fees and expenses (individually, a "Claim" and collectively, "Claims") resulting from, or in respect of, any of the following:

            1.1. Any misrepresentation, breach of warranty, or nonfulfillment of any covenant or other obligation on the part of Seller under the Purchase Agreement;

            1.2. the Epicor Software Corporation lawsuit against Seller as described in Schedule 5.7 to the Purchase Agreement; and

            1.3. All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any Claim incident to any of the foregoing.

      2. Indemnification by Buyer and Anita. Subject to this Agreement, Buyer and Anita, jointly and severally, shall indemnify, defend and hold harmless Seller and each of the officers, directors, employees, stockholders, members, attorneys, accountants, partners, representatives, agents, successors and assigns thereof (each, a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties"), at all times after the date of this Agreement, against and in respect of any and all Claims (including, without limitation, the fees and expenses of counsel) resulting from, or in respect of:

            2.1. Any misrepresentation, breach of warranty, or nonfulfillment of any covenant or other obligation on the part of Buyer or Anita under the Purchase Agreement; and

            2.2. All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any Claim incident to any of the foregoing.

      3. Third Party Claims .

            3.1. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "Indemnitee") of notice of the commencement of any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "Indemnitor") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action. The Indemnitor and the Indemnitee shall cooperate in the defense of such Claims. In the event that the Indemnitor shall assume or participate in the defense of such proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner.

            3.2. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnitor shall pay promptly on behalf of the Indemnitee, and/or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise, unless in the case of a judgment an appeal is made from the judgment, plus all other Claims of the Indemnitee with respect thereto (including, without limitation, legal fees and expenses). If the Indemnitor desires to appeal from an adverse judgment, then the Indemnitor shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnitor of such amounts, the Indemnitor shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against the third party who made such third party Claim.

            3.3. Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or absent such judgment or decree, a copy of the terms of the settlement of such Claim, provided, however, that Indemnitee must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor shall have the right to settle any Claim against it or as to which it has assumed the defense, subject to the prior written approval of the Indemnitee, which approval shall not be unreasonably withheld, provided that such settlement involves only the payment of a fixed sum which the Indemnitor is obligated to pay and does not include any admission of liability or other such similar admissions by or related to Indemnitee with respect to such Claim.

            3.4. An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or Claim, (ii) the Indemnitor shall not have employed, or is prohibited under this Section 3.4 from employing, counsel in the defense of such action or Claim, or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the Indemnitee shall be borne by the Indemnitor.

      4. Limitation on Indemnification. Any indemnification for a Claim hereunder must be made within the time period for survival set forth in Section 11 of the Purchase Agreement. No party indemnified under this Agreement shall assert any claim for indemnification hereunder against the other with respect to the breach of any representation or warranty under the Purchase Agreement until such time as, and solely to the extent that, the aggregate of all such Claims which the indemnified party may have against the other shall exceed $50,000 and then only to the extent of the Claims in excess of $50,000. Notwithstanding any other term of this Agreement, neither the Seller, on the one hand, nor Buyer or Anita, on the other hand, shall be liable to the other with respect to the breach of any representation or warranty under the Purchase Agreement for an amount which exceeds $880,000.

      5. Effect of Investigation. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

      6. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when mailed by certified or registered mail, when received by facsimile transmission, or when deposited with a nationally-recognized carrier for overnight delivery.

      7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice or conflict of law provisions or rules (whether of the State of Illinois or otherwise) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

      8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and assigns, however, neither party may assign its rights, interests or obligations hereunder without the prior written consent of the other party.

      9. Waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the waiving party.

      10. Construction. The parties hereto acknowledge and agree that they and their respective legal counsel have participated in the negotiation and preparation of this Agreement and that should any provision of this Agreement require judicial interpretation, it is agreed by the parties that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same.

      11. Execution in Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

      12. Titles and Headings. The titles and headings to sections contained herein are for purposes of reference only, and shall not affect the provisions hereof.

      13. Entire Agreement. The Purchase Agreement, this Agreement and the Non-competition, Non-solicitation and Nondisclosure Agreement constitutes the entire agreement among the parties with respect to the matters covered thereby and supersede all previous written, oral or implied understanding among them with respect to such matters.

      14. Amendment and Modification. The terms of this Agreement may be amended, modified, waived or supplemented only by mutual consent set forth in a writing duly signed by the parties hereto.

      15. Severability. In case any of the provisions contained in this Agreement are found to be invalid, illegal or unenforceable in any respect, any invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid or illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein.

      16. Covenants Ancillary to Sale of Business. The parties hereto expressly acknowledge, stipulate and agree that this Agreement and the covenants contained herein are ancillary to the Purchase Agreement and the transactions relating thereto.

      IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the date shown below.

                                        ANITA LTD.

                                        By:/s/ Phillip Aginsky
                                               Name: Phillip Aginsky
                                               Title: Attorney-in-fact


                                        MICRO ENVIRONMENTS, L.L.C.

                                        By:/s/ Phillip Aginsky
                                               Name: Phillip Aginsky
                                               Title: Manager


                                        TEKGRAF, INC.

                                        By:/s/ Thomas M. Mason
                                               Name: Thomas M. Mason
                                               Title:CFO

Exhibit 10.1-6

                                    AGREEMENT

      THIS AGREEMENT (this "Agreement") made and entered into effective as of close of business October 31, 2000 by and among Tekgraf, Inc., a Georgia corporation (the "Company"), Anita Ltd., a corporation organized under the laws of the Channel Islands ("Anita"), Dan I. Bailey, Peter Goletz, Michelle L. Lightman, and John W. Parrillo (collectively, the "Shareholders"). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

      WHEREAS, the Company and Anita are parties to the Purchase Agreement (as defined below);

      WHEREAS, as an inducement to the Company to enter into and consummate the Purchase Agreement, the Shareholders are being asked to enter into this Agreement;

      THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

      1) The Shareholders and the Company agree to suspend and not pursue any and all pending litigation or legal proceedings with respect to the Lawsuit (as defined below), until January 1, 2001. The Shareholders and the Company further agree to use their best efforts to take any action necessary to obtain Court approval of a pretrial litigation schedule in the Lawsuit that is consistent with this moratorium and preserves the Shareholders' and the Company's rights to pursue the Lawsuit thereafter, including but not limited to adequate time in which to complete discovery.

      2) The Shareholders and the Company agree that the value attributed to the shares for purposes of the Purchase Agreement may not be used in any manner in any pending or future litigation between the Shareholders and the Company, including without limitation, the Lawsuit, as evidence or argument in support of the value of Seller's Class A Common Stock or Class B Common Stock previously tendered to the Seller by the defendants in the Lawsuit in the exercise of their dissenter's rights.

      "Purchase Agreement" refers to the Asset Purchase Agreement made and entered into effective as of close of business October 31, 2000 by and among Tekgraf, Inc., a Georgia corporation, Micro Environments, L.L.C., a Georgia limited liability company, and Anita Ltd., a corporation organized under the laws of the Channel Islands.

      "Lawsuit" refers to the lawsuit captioned Tekgraf, Inc., a Georgia corporation, Plaintiff, v. Anita Ltd., Dan I. Bailey, Peter Goletz, Michelle L. Lightman, and John W. Parrillo, Defendants, pending in the Superior Court of Fulton County, Georgia, as Case No. 2000 CV 23746 relating to the exercise of dissenters rights by Anita and others.

      This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF the parties have executed this Agreement as of the date set forth above.

TEKGRAF, INC.                           ANITA LTD.


By: /s/ Thomas M. Mason                 By: /s/ Phillip Aginsky

Its: CFO                                Its:  Attorney-in-fact


                                        /s/ Dan I. Bailey
                                        Dan I. Bailey


                                        /s/ Peter Goletz
                                        Peter Goletz


                                        /s/ Michelle L. Lightman
                                        Michelle L. Lightman


                                        /s/ John W. Parrillo
                                        John W. Parrillo